Exhibit 99.1

NEWS RELEASE

CONTACT:	Brian J. Begley
Vice President - Investor Relations
Atlas Resource Partners, L.P.
(877) 280-2857
(215) 405-2718 (fax)

ATLAS RESOURCE PARTNERS, L.P. REPORTS OPERATING AND

FINANCIAL RESULTS FOR THE FIRST QUARTER 2015

•	Adjusted EBITDA was $68.9 million(1) for the first quarter 2015

•	Distributable cash flow was $31.4 million(1) for the first quarter 2015, representing distribution coverage of approximately 1.1x

•	ARP substantially increased its natural gas and oil financial hedge positions through 2019; approximately 72%, 68% and 63% hedged for natural gas and approximately 94%, 77% and 56% hedged for oil in 2015, 2016 and 2017, respectively, based on first quarter 2015 average production

•	Management will discuss first quarter 2015 financial and operational results on a conference call at 9AM ET on Wednesday, May 6th

Philadelphia, PA – May 5, 2015 - Atlas Resource Partners, L.P. (NYSE: ARP) (“ARP” or “the Company”) reported operating and financial results for the first quarter 2015.

Daniel C. Herz, President of ARP’s General Partner, stated, “Our company continues to emphasize the core fundamentals of our business – focused and efficient capital spending, as well as further reduction of production costs in all of our key regions. Through our efforts to develop higher margin resources and drive expenses lower, we have been successful in expanding our gross margin per unit of production. We have also seen a substantial improvement in our development and service costs, as much as 40%, and we expect this to have a meaningful impact on our operating and capital expenditures this year. These efforts in improving our foundation will strengthen our operations and prepare ARP for future strategic activities.”

*    *    *

•	First quarter 2015 Adjusted EBITDA, a non-GAAP measure was $68.9 million(1), compared to $59.0 million for the prior year first quarter. The increase from the prior year period was due primarily to the added oil-rich production volumes from the acquisition of properties in June 2014 in the Rangely field located in northwestern Colorado, as well the acquisition of producing properties in November 2014 in the Eagle Ford Shale, offset by lower realized commodity prices and lower partnership margin.

•	Distributable Cash Flow, a non-GAAP measure, was $31.4 million(1), or approximately $0.36 per common unit, for the first quarter 2015, compared with $32.4 million for the prior year first quarter.

•	On February 23, 2015, ARP obtained $250 million in second lien financing from GSO Capital, which matures in 2020. The second lien loan has an effective annual interest rate of LIBOR + 9%, and is subordinate to the Company’s senior secured credit facility. ARP also reached an agreement with its lending group to amend to its senior secured credit facility in order to increase certain leverage covenants as a result of the recent commodity environment. Both the second lien financing and the credit facility amendment have provided ARP with additional financial flexibility and liquidity.

•	ARP paid monthly cash distributions totaling $0.325 per common limited partner unit for the first quarter 2015 at a distribution coverage ratio of approximately 1.1x. On April 22, 2015, ARP announced the March 2015 monthly distribution of $0.1083 per common unit ($1.30 per unit on an annualized basis), which will be paid on May 15, 2015 to unitholders of record as of May 8, 2015.

•	On a GAAP basis, net income was $85.6 million for the first quarter 2015, compared with a net loss of $10.8 million for the prior year first quarter. Net income in the current period was principally generated by the mark-to-market gain recognized in the period from ARP’s financial hedge positions, as ARP discontinued hedge accounting as of January 1, 2015.

Operating Results

•	Average net daily production for the first quarter 2015 was 270.8 million cubic feet equivalents per day (“Mmcfed”), approximately 10% higher than the prior year first quarter. The increase in net production from the prior year first quarter was due primarily to the acquisition of the Eagle Ford assets in November 2014, as well as the Rangely Field assets in June 2014 and the GeoMet natural gas production assets in May 2014.

•	ARP’s net realized price for natural gas including the effect of hedge positions was $3.59 per thousand cubic feet (“mcf”) for the first quarter 2015, compared to $3.66/mcf for the fourth quarter 2014. Net realized oil prices including the effect of hedge positions averaged $80.81 per barrel (“bbl”) for the first quarter 2015, compared to $84.81/bbl for the fourth quarter 2014.

•	Investment partnership margin contributed $8.8 million to Adjusted EBITDA and distributable cash flow for the first quarter 2015, compared with $11.1 million for the prior year comparable quarter. The decrease in investment partnership margin was due to higher amounts of capital deployed during the prior year quarter from the acceleration of drilling activity in the first quarter 2014.

Hedge Positions

•	ARP continued to expand its commodity hedge positions on its existing production. During the first quarter 2015, ARP was approximately 89% hedged on its net oil production and approximately 80% hedged on its net natural gas production. In addition, ARP is approximately hedged 72%, 68% and 63% for its natural gas production at an average price of $4.23/mcf, and hedged approximately 94%, 77% and 56% for oil in 2015, 2016 and 2017, respectively, at an average price of $82/bbl, based on first quarter 2015 average production. A summary of ARP’s derivative positions as of May 5, 2015 is provided in the financial tables of this release.

Corporate Expenses & Capital Position

•	Cash general and administrative expense was $11.6 million for the first quarter 2015, consistent with $11.7 million in the prior year comparable period. The slight decrease compared with the prior year period was due primarily to lower corporate spending during the first quarter of 2015.

•	Cash interest expense was $18.0 million for the first quarter 2015, compared with $16.0 million in the fourth quarter 2014 and $11.4 million in the prior year period. The increase in interest expense from the fourth quarter 2014 was primarily due to the $250 million second lien financing entered into by ARP in February 2015. The increase compared to the prior year first quarter was due to the issuance of follow-on offerings of $100 million of 7.75% Senior Notes (May 2014) and $75 million of 9.25% Senior Notes (October 2014), both of which mature in 2021. The offerings were issued to partially fund ARP’s acquisitions of oil producing properties in the Rangely Field in northwest Colorado as well properties in the Eagle Ford Shale.

•	At March 31, 2015, ARP had $1.493 billion of total debt, including $559.0 million outstanding under its revolving credit facility, compared to total debt of $1.394 billion in the fourth quarter 2014. The increase in total debt from the fourth quarter 2014 was due primarily to the deployment of additional partnership funds raised in the fourth quarter 2014.

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ARP will be discussing its first quarter 2015 results on an investor call with management on Wednesday, May 6, 2015 at 9:00 am Eastern Time. Interested parties are invited to access the live webcast the investor call by going to the Investor Relations section of Atlas Resource’s website at www.atlasresourcepartners.com. For those unavailable to listen to the live broadcast, the replay of the webcast will be available following the live call on the Atlas Resource website and telephonically beginning at approximately 1:00 p.m. ET on May 6, 2015 by dialing 855-859-2056, passcode: 33615010.

Atlas Resource Partners, L.P. (NYSE: ARP) is an exploration & production master limited partnership which owns an interest in over 14,500 producing natural gas and oil wells, located primarily in Appalachia, the Eagle Ford Shale (TX), the Barnett Shale (TX), the Mississippi Lime (OK), the Raton Basin (NM), Black Warrior Basin (AL) and the Rangely Field in Colorado. ARP is also the largest sponsor of natural gas and oil investment partnerships in the U.S. For more information, please visit our website at www.atlasresourcepartners.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Atlas Energy Group, LLC (NYSE: ATLS) is a limited liability company which owns the following interests: all of the general partner interest, incentive distribution rights and an approximate 28% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P.; the general partner interests, incentive distribution rights and limited partner interests in its private E&P Development Subsidiary; and a general partner interest in Lightfoot Capital Partners, an entity that invests directly in energy-related businesses and assets. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

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Cautionary Note Regarding Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements. Although Atlas Resource Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Atlas Resource Partners does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. This document contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. ARP cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements about future financial and operating results, resource potential, ARP’s plans, objectives, expectations and intentions and other statements that are not historical facts. Risks, assumptions and uncertainties that could cause actual results to materially differ from the forward-looking statements include, but are not limited to, those associated with general economic and business conditions; ARP’s ability to realize the benefits of its acquisitions; changes in commodity prices; changes in the costs and results of drilling operations; uncertainties about estimates of reserves and resource potential; inability to obtain capital needed for operations; ARP’s level of indebtedness; changes in government environmental policies and other environmental risks; the availability of drilling equipment and the timing of production; tax consequences of business transactions; and other risks, assumptions and uncertainties detailed from time to time in ARP’s reports filed with the U.S. Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. Forward-looking statements speak only as of the date hereof, and we assume no obligation to update such statements, except as may be required by applicable law.

ATLAS RESOURCE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per unit data)

	Three Months Ended March 31,
	2015	2014
Revenues:
Gas and oil production	$100,972	$96,245
Well construction and completion	23,655	49,377
Gathering and processing	2,184	4,468
Administration and oversight	1,259	1,729
Well services	6,624	5,479
Gain on mark-to-market derivatives	104,523	—
Other, net	30	47

Total revenues	239,247	157,345

Costs and expenses:
Gas and oil production	44,220	36,792
Well construction and completion	20,570	42,936
Gathering and processing	2,417	4,413
Well services	2,198	2,482
General and administrative	17,131	16,455
Depreciation, depletion and amortization	41,866	50,237

Total costs and expenses	128,402	153,315

Operating income	110,845	4,030

Loss on asset sales and disposal	(11)	(1,603)
Interest expense	(25,197)	(13,187)

Net income (loss)	85,637	(10,760)

Preferred limited partner dividends	(3,653)	(4,399)

Net income (loss) attributable to common limited partners and the general partner	$81,984	$(15,159)

Allocation of net income (loss) attributable to common limited partners and the general partner:
General partner’s interest	$1,640	$2,004
Common limited partners’ interest	80,344	(17,163)

Net income (loss) attributable to common limited partners and the general partner	$81,984	$(15,159)

Net income (loss) attributable to common limited partners per unit:
Basic	$0.93	$(0.28)

Diluted	$0.91	$(0.28)

Weighted average common limited partner units outstanding:
Basic	85,505	61,219

Diluted	89,985	61,219

ATLAS RESOURCE PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(unaudited; in thousands)

	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$2,582	$15,247
Accounts receivable	94,150	112,038
Advances to affiliates	21,328	—
Current portion of derivative asset	145,499	141,366
Subscriptions receivable	—	32,398
Prepaid expenses and other	27,856	26,011

Total current assets	291,415	327,060

Property, plant and equipment, net	2,198,436	2,208,171
Goodwill and intangible assets, net	14,271	14,330
Long-term derivative asset	186,718	127,933
Other assets, net	56,736	50,081

	$2,747,576	$2,727,575

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable	$93,548	$109,049
Advances from affiliates	—	4,271
Liabilities associated with drilling contracts	16,956	40,611
Accrued well drilling and completion costs	42,552	80,404
Distribution payable	12,405	20,876
Accrued liabilities	41,745	83,847

Total current liabilities	207,206	339,058

Long-term debt	1,500,178	1,394,460
Asset retirement obligations and other	110,562	108,561

Commitments and contingencies

Partners’ Capital:
General partner’s interest	(13,842)	(13,697)
Preferred limited partners’ interests	182,968	163,522
Common limited partners’ interests	600,015	548,586
Class C common limited partner warrants	1,176	1,176
Accumulated other comprehensive income	159,313	185,909

Total partners’ capital	929,630	885,496

	$2,747,576	$2,727,575

ATLAS RESOURCE PARTNERS, L.P.

Financial and Operating Highlights

(unaudited)

	Three Months Ended
	March 31,
	2015	2014

Net income (loss) attributable to common limited partners per unit - basic	$0.93	$(0.28)

Cash distributions paid per unit(1)	$0.325	$0.580

Production revenues (in thousands):
Natural gas	$63,264	$74,190
Oil	32,385	12,283
Natural gas liquids	5,323	9,772

Total production revenues	$100,972	$96,245

Production volume:(2)(3)
Appalachia: (4)
Natural gas (Mcfd)	32,219	41,146
Oil (Bpd)	334	415
Natural gas liquids (Bpd)	35	29

Total (Mcfed)	34,436	43,810

Coal-bed Methane: (4)
Natural gas (Mcfd)	123,481	108,368
Oil (Bpd)	—	—
Natural gas liquids (Bpd)	—	—

Total (Mcfed)	123,481	108,368

Barnett/Marble Falls:
Natural gas (Mcfd)	49,617	57,898
Oil (Bpd)	749	834
Natural gas liquids (Bpd)	2,274	2,570

Total (Mcfed)	67,755	78,319

Rangely/Eagle Ford: (4)
Natural gas (Mcfd)	500	—
Oil (Bpd)	3,911	—
Natural gas liquids (Bpd)	359	—

Total (Mcfed)	26,115	—

Mississippi Lime/Hunton:
Natural gas (Mcfd)	7,579	5,873
Oil (Bpd)	514	301
Natural gas liquids (Bpd)	615	485

Total (Mcfed)	14,357	10,587

Other Operating Areas: (4)
Natural gas (Mcfd)	3,291	3,402
Oil (Bpd)	25	19
Natural gas liquids (Bpd)	204	338

Total (Mcfed)	4,668	5,544

Total Production: (3)
Natural gas (Mcfd)	216,687	216,688
Oil (Bpd)	5,533	1,568
Natural gas liquids (Bpd)	3,488	3,422

Total (Mcfed)	270,811	246,628

Average sales prices: (3)
Natural gas (per Mcf) (5)	$3.59	$4.07
Oil (per Bbl)(6)	$80.81	$87.04
Natural gas liquids (per Bbl) (7)	$22.49	$31.73

Production costs:(3)(8)
Lease operating expenses per Mcfe	$1.37	$1.17
Production taxes per Mcfe	0.24	0.27
Transportation and compression expenses per Mcfe	0.22	0.29

Total production costs per Mcfe	$1.84	$1.73

Depletion per Mcfe(3)	$1.60	$2.16

(1)	Represents the cash distributions declared for the respective period and paid by ARP within 45 days after the end of each month within each quarter, based upon the distributable cash flow generated during the respective period.
(2)	Production quantities consist of the sum of (i) ARP’s proportionate share of production from wells in which it has a direct interest, based on ARP’s proportionate net revenue interest in such wells, and (ii) ARP’s proportionate share of production from wells owned by the investment partnerships in which ARP has an interest, based on its equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.
(3)	“Mcf” and “Mcfd” represent thousand cubic feet and thousand cubic feet per day; “Mcfe” and “Mcfed” represent thousand cubic feet equivalents and thousand cubic feet equivalents per day, and “Bbl” and “Bpd” represent barrels and barrels per day. Barrels are converted to Mcfe using the ratio of six Mcf’s to one barrel.
(4)	Appalachia includes ARP’s production located in Pennsylvania, Ohio, New York and West Virginia (excluding the Cedar Bluff area); Coal-bed methane includes ARP’s production located in the Raton Basin in northern New Mexico, the Black Warrior Basin in central Alabama, the Cedar Bluff area of West Virginia and Virginia, and the County Line area of Wyoming; Rangely/Eagle Ford includes ARP’s 25% non-operated net working interest in oil and natural gas liquids producing assets in the Rangely field in northwest Colorado and its production located in southern Texas; Other operating areas include ARP’s production located in the Chattanooga, New Albany/Antrim and Niobrara Shales.
(5)	ARP’s average sales prices for natural gas before the effects of financial hedging were $2.53 per Mcf and $4.68 per Mcf for the three months ended March 31, 2015 and 2014, respectively. These amounts exclude the impact of subordination of production revenues to investor partners within the investor partnerships. Including the effects of subordination, average natural gas sales prices were $3.53 per Mcf ($2.48 per Mcf before the effects of financial hedging) and $3.80 per Mcf ($4.42 per Mcf before the effects of financial hedging) for the three months ended March 31, 2015 and 2014, respectively.
(6)	ARP’s average sales prices for oil before the effects of financial hedging were $43.46 per barrel and $93.18 per barrel for the three months ended March 31, 2015 and 2014, respectively.
(7)	ARP’s average sales prices for natural gas liquids before the effects of financial hedging were $14.10 per barrel and $35.65 per barrel for the three months ended March 31, 2015 and 2014, respectively.
(8)	Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance, production overhead and transportation expenses. These amounts exclude the effects of ARP’s proportionate share of lease operating expenses associated with subordination of production revenue to investor partners within ARP’s investor partnerships. Including the effects of these costs, lease operating expenses per Mcfe were $1.35 per Mcfe ($1.81 per Mcfe for total production costs) and $1.10 per Mcfe ($1.66 per Mcfe for total production costs) for the three months ended March 31, 2015 and 2014, respectively.

ATLAS RESOURCE PARTNERS, L.P.

CAPITALIZATION INFORMATION

(unaudited; in thousands)

	March 31, 2015	December 31, 2014
Total debt	$1,500,178	$1,394,460
Less: Cash	(2,582)	(15,247)

Total net debt/(cash)	1,497,596	1,379,213

Partners’ capital	929,630	885,496

Total capitalization	$2,427,226	$2,264,709

Ratio of net debt to capitalization	0.62x	0.61x

ATLAS RESOURCE PARTNERS, L.P.

CAPITAL EXPENDITURE DATA

(unaudited; in thousands)

	Three Months Ended
	March 31,
	2015	2014
Maintenance capital expenditures (1)	$15,427	$10,800
Expansion capital expenditures	27,071	29,097

Total	$42,498	$39,897

(1)	Oil and gas assets naturally decline in future periods and, as such, ARP recognizes the estimated capitalized cost of stemming such decline in production margin for the purpose of stabilizing its Distributable Cash Flow and cash distributions, which it refers to as maintenance capital expenditures. ARP calculates the estimate of maintenance capital expenditures by first multiplying its forecasted future full year production margin by its expected aggregate production decline of proved developed producing wells. Maintenance capital expenditures are then the estimated capitalized cost of wells that will generate an estimated first year margin equivalent to the production margin decline, assuming such wells are connected on the first day of the calendar year. ARP does not incur specific capital expenditures expressly for the purpose of maintaining or increasing production margin, but such amounts are a hypothetical subset of wells it expects to drill in future periods, including Marcellus Shale, Utica Shale, Mississippi Lime and Marble Falls wells, on undeveloped acreage already leased. Estimated capitalized cost of wells included within maintenance capital expenditures are also based upon relevant factors, including utilization of public forward commodity exchange prices, current estimates for regional pricing differentials, estimated labor and material rates and other production costs. Estimates for maintenance capital expenditures in the current year are the sum of the estimate calculated in the prior year plus estimates for the decline in production margin from wells connected during the current year and production acquired through acquisitions. ARP considers expansion capital expenditures to be any capital expenditure costs expended that are not maintenance capital expenditures – generally, this will include expenditures to increase, rather than maintain, production margin in future periods, as well as land, gathering and processing, and other non-drilling capital expenditures.

ATLAS RESOURCE PARTNERS, L.P.

Financial Information

(unaudited; in thousands, except per unit amounts)

	Three Months Ended
	March 31,
	2015	2014
Reconciliation of net income (loss) to non-GAAP measures(1):
Net income (loss)	$85,637	$(10,760)
Acquisition and related costs	2,171	2,379
Depreciation, depletion and amortization	41,866	50,237
Amortization of deferred finance costs	7,199	1,811
Non-cash stock compensation expense	3,346	2,345
Maintenance capital expenditures(2)	(15,427)	(10,500)
Preferred unit distributions	(4,085)	(4,399)
Loss on asset sales and disposal	11	1,603
Cash settlements on commodity derivative contracts(3)	15,203	—
Unrealized gain on mark-to-market derivatives	(104,523)	—
Other	(12)	(3)

Distributable cash flow attributable to limited partners and the general partner(1)	$31,386	$32,713

Supplemental Adjusted EBITDA and Distributable Cash Flow Summary:
Gas and oil production margin	$71,955	$59,453
Well construction and completion margin	3,085	6,441
Administration and oversight margin	1,259	1,729
Well services margin	4,426	2,997
Gathering and processing margin	(233)	55
Cash general and administrative expenses(4)	(11,614)	(11,731)
Other, net	18	44

Adjusted EBITDA(1)	68,896	58,988
Cash interest expense(5)	(17,998)	(11,376)
Preferred unit distributions	(4,085)	(4,399)
Maintenance capital expenditures(2)	(15,427)	(10,500)

Distributable Cash Flow attributable to limited partners and the general partner(1)	$31,386	$32,713

Discretionary adjustments considered by the Board of Directors of the General Partner in the determination of quarterly cash distributions:

Net cash from acquisitions from the effective date through closing date(6)	—	5,197

Distributable Cash Flow with discretionary adjustments by the Board of Directors of the General Partner(7)	$31,386	$37,910

Distributions Paid(8)	$28,483	$41,332
per limited partner unit	$0.325	$0.580

Excess (shortfall) of distributable cash flow with discretionary adjustments by the Board of Directors of the General Partner after distributions to unitholders(9)	$2,903	$(3,422)

(1)

Although not prescribed under generally accepted accounting principles (“GAAP”), ARP’s management believes the presentation of EBITDA, Adjusted EBITDA and Distributable Cash Flow (“DCF”) is relevant and useful because it helps ARP’s investors understand its operating performance, allows for easier comparison of its results with other master limited partnerships (“MLP”), and is a critical component in the determination of quarterly cash distributions. As a MLP, ARP is required to distribute 100% of available cash, as defined in its limited partnership agreement (“Available Cash”) and subject to cash reserves established by its general partner, to investors on a quarterly basis. ARP refers to Available Cash prior to the establishment of cash reserves as DCF. EBITDA, Adjusted EBITDA and DCF should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. While ARP’s management believes that its methodology of calculating EBITDA, Adjusted EBITDA and DCF is generally consistent with the common practice of other MLPs, such metrics may not be consistent and, as such, may not be comparable to measures reported by other MLPs, who may use other adjustments related to their specific businesses. EBITDA, Adjusted EBITDA and DCF are supplemental financial measures used by the ARP’s management and by external users of ARP’s financial statements such as investors, lenders under ARP’s credit facility, research analysts, rating agencies and others to assess its:

•	Operating performance as compared to other publicly traded partnerships and other companies in the upstream energy sector, without regard to financing methods, historical cost basis or capital structure;

•	Ability to generate sufficient cash flows to support its distributions to unitholders;

•	Ability to incur and service debt and fund capital expansion;

•	The viability of potential acquisitions and other capital expenditure projects; and

•	Ability to comply with financial covenants in its Amended Credit Facility, which is calculated based upon Adjusted EBITDA.

DCF is determined by calculating EBITDA, adjusting it for non-cash, non-recurring and other items to achieve Adjusted EBITDA, and then deducting cash interest expense and maintenance capital expenditures. ARP defines EBITDA as net income (loss) plus the following adjustments:

•	Interest expense;

•	Income tax expense; and

•	Depreciation, depletion and amortization.

ARP defines Adjusted EBITDA as EBITDA plus the following adjustments:

•	Asset impairments;

•	Acquisition and related costs;

•	Non-cash stock compensation;

•	(Gains) losses on asset disposal;

•	Cash proceeds received from monetization of derivative transactions;

•	Premiums paid on swaption derivative contracts;

•	Non-cash valuation allowances; and

•	Other items.

ARP adjusts DCF for non-cash, non-recurring and other items for the sole purpose of evaluating its cash distribution for the quarterly period, with EBITDA and Adjusted EBITDA adjusted in the same manner for consistency. ARP defines DCF as Adjusted EBITDA less the following adjustments:

•	Cash interest expense;

•	Preferred unit cash distributions; and

•	Maintenance capital expenditures.

(2)	Production from oil and gas assets naturally declines in future periods and, as such, ARP recognizes the estimated capitalized cost of stemming such declines in production margin for the purpose of stabilizing its DCF and cash distributions, which it refers to as maintenance capital expenditures. ARP calculates the estimate of maintenance capital expenditures by first multiplying its forecasted future full year production margin by its expected aggregate production decline of proved developed producing wells. Maintenance capital expenditures are then the estimated capitalized cost of wells that will generate an estimated first year margin equivalent to the production margin decline, assuming such wells are connected on the first day of the calendar year. ARP does not incur specific capital expenditures expressly for the purpose of maintaining or increasing production margin, but such amounts are a hypothetical subset of wells it expects to drill in future periods, including Marcellus Shale, Utica Shale, Mississippi Lime, and Marble Falls wells, on undeveloped acreage already leased. Estimated capitalized cost of wells included within maintenance capital expenditures are also based upon relevant factors, including utilization of public forward commodity exchange prices, current estimates for regional pricing differentials, estimated labor and material rates and other production costs. Estimates for maintenance capital expenditures in the current year are the sum of the estimate calculated in the prior year plus estimates for the decline in production margin from wells connected during the current year and production acquired through acquisitions. ARP considers expansion capital expenditures to be any capital expenditure costs expended that are not maintenance capital expenditures – generally, this will include expenditures to increase, rather than maintain, production margin in future periods, as well as land, gathering and processing, and other non-drilling capital expenditures.
(3)	Includes cash settlements on commodity derivative contracts not previously recorded within accumulated other comprehensive income following the de-designation of hedges on January 1, 2015.
(4)	Excludes non-cash stock compensation expense and certain acquisition and related costs.
(5)	Excludes non-cash amortization of deferred financing costs.
(6)	These amounts reflect net cash proceeds received from the respective effective date through the respective closing date of assets acquired, less estimated and pro forma amounts of maintenance capital expenditures and financing costs. The management of ARP believes these amounts are critical in its evaluation of DCF and cash distributions for the period. Under GAAP, such amounts are characterized as purchase price adjustments and are reflected in the net purchase price paid for the acquired assets, rather than reflected as components of net income or loss for the period. For the three months ended March 31, 2014, such amounts include net cash generated by the GeoMet assets from January 1, 2014 to March 31, 2014 of $5.5 million, less estimated maintenance capital expenditures of $0.3 million.
(7)	Including the discretionary adjustments by the Board of Directors of the General Partner in the determination of quarterly cash distributions, Adjusted EBITDA would have been $64.5 million for the three months ended March 31, 2014.
(8)	Represents the cash distributions declared for the respective period and paid by ARP within 45 days after the end of each month within each quarter, based upon the distributable cash flow generated during the respective period.

(9)	ARP seeks to at least maintain its current cash distribution in future quarterly periods, and expects to only increase such cash distributions when future Distributable Cash Flow amounts allow for it and are expected to be sustained. ARP’s determination of quarterly cash distributions and its resulting determination of the amount of excess (shortfall) those cash distributions generate in comparison to Distributable Cash Flow are based upon its assessment of numerous factors, including but not limited to future commodity price and interest rate movements, variability of well productivity, weather effects, and financial leverage. ARP also considers its historical trailing four quarters of excess or shortfalls and future forecasted excess or shortfalls that its cash distributions generate in comparison to Distributable Cash Flow due to the variability of its Distributable Cash Flow generated each quarter, which could cause it to have more or less excess (shortfalls) generated from quarter to quarter.

ATLAS RESOURCE PARTNERS, L.P.

Hedge Position Summary

(as of May 5, 2015)

Natural Gas

Fixed Price Swaps

Production Period Ended December 31,	Average Fixed Price (per mmbtu)(a)	Volumes (mmbtus)(a)

2015(b)	$4.21	40,053,369
2016	$4.23	53,546,320
2017	$4.22	49,920,000
2018	$4.17	40,800,000
2019	$4.02	15,960,000

Costless Collars

Production Period Ended December 31,	Average Floor Price (per mmbtu)(a)	Average Ceiling Price (per mmbtu)(a)	Volumes (mmbtus)(a)

2015(b)	$4.21	$5.09	2,520,000

Put Options – Drilling Partnerships

Production Period Ended December 31,	Average Fixed Price (per mmbtu)(a)	Average Volumes (mmbtus)(a)

2015(b)	$4.00	1,080,000
2016	$4.15	1,440,000

WAHA Basis Swaps

Production Period Ended December 31,	Average Fixed Price (per mmbtu)(a)	Average Volumes (mmbtus)(a)

2015(b)	$(0.0821)	3,600,000

Crude Oil

Fixed Price Swaps

Production Period Ended December 31,	Average Fixed Price (per bbl)(a)	Volumes (bbls)(a)

2015(b)	$87.59	1,445,000
2016	$81.47	1,557,000
2017	$77.28	1,140,000
2018	$76.28	1,080,000
2019	$68.37	540,000

Costless Collars

Production Period Ended December 31,	Average Floor Price (per bbl)(a)	Average Ceiling Price (per bbl)(a)	Volumes (bbls)(a)

2015(b)	$83.85	$110.65	19,500

Natural Gas Liquids

Crude Oil Fixed Price Swaps

Production Period Ended December 31,	Average Fixed Price (per bbl)(a)	Volumes (bbls)(a)

2016	$85.65	84,000
2017	$83.78	60,000

Mt Belvieu Propane Swaps

Production Period Ended December 31,	Average Fixed Price (per gallon)	Volumes (bbls)(a)

2015(b)	$1.0161	144,000

Mt Belvieu Butane Swaps

Production Period Ended December 31,	Average Fixed Price (per gallon)	Volumes (bbls)(a)

2015(b)	$1.2481	24,000

Mt Belvieu Iso-Butane Swaps

Production Period Ended December 31,	Average Fixed Price (per gallon)	Volumes (bbls)(a)

2015(b)	$1.2631	27,000

Mt Belvieu Natural Gasoline Swaps

Production Period Ended December 31,	Average Fixed Price (per gallon)	Volumes (bbls)(a)

2015(b)	$1.9558	90,000

(a)	“mmbtu” represents million metric British thermal units.; “bbl” represents barrel.
(b)	Reflects hedges covering the last nine months of 2015.